Exhibit 99.2

625 Liberty Avenue

Suite 1700

Pittsburgh, PA 15222

Analysts:	Patrick Kane
412.553.7833
pkane@eqt.com

Media:	Karla Olsen
412.553.5726
kolsen@eqt.com

EQT Corporation Elects New Board Members

PITTSBURGH, Jan. 10, 2012 – EQT Corporation (NYSE: EQT) is pleased to announce the election of Kenneth M. Burke and Margaret K. Dorman as new members to its Board of Directors.

Ken Burke brings over three decades of experience focused on the energy industry, primarily oil and gas.  Burke retired from Ernst & Young LLP (E&Y) in 2004, where he held a number of leadership positions, including National Energy Director and Partner-in-Charge of the Houston Energy Services Group.  He also co-authored the book, “Oil and Gas Limited Partnerships: Accounting, Reporting and Taxation”.  During his 32 years at E&Y, he also served as audit partner for numerous companies in the oil and gas industry.  Burke currently serves as a member of the Board of Directors of Valerus Compression Services and Nexeo, both private companies under the TPG Capital portfolio.  Burke resides in Houston, Texas and holds a Bachelor of Science, Accounting degree from the University of New Orleans.

Margaret Dorman brings significant leadership experience in finance and accounting in the energy industry. She retired from Smith International, Inc. in 2009 after serving for more than a decade as the company’s Chief Financial Officer and Treasurer.  Prior to being appointed to the CFO position at Smith, Dorman held other financial leadership roles at the company and at Landmark Graphics.  She began her career as an auditor with E&Y.  Dorman resides in Houston, Texas and holds a Bachelor of Arts, Economics-Business degree from Hendrix College.  Dorman is a Member of the Board of Trustees and Chair of the Finance Committee at Hendrix College.

Burke and Dorman will both serve as members of EQT’s Audit Committee.

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, processing, transmission and distribution.  Additional information about the company can be obtained through the company’s web site, http://www.eqt.com; Investor information is available on that site at http://ir.eqt.com.  EQT Corporation uses its web site as a channel of distribution of important information about the company, and routinely posts financial and other important information regarding the company and its financial condition and operations on the Investors web pages.